EXHIBIT 99.1

CONTACTS:

The Hoyt Organization, (310) 373-0103

Kent Barrett, kbarrett@hoytorg.com

Katherine Carson, kcarson@hoytorg.com

HEATWURX® AND DR. PAVE RELOCATE HEADQUARTERS TO SOUTHERN CALIFORNIA

Los Angeles-based business strategist Alexander Kramer named CFO

GARDENA, Calif. – May 27, 2014 – Heatwurx®, Inc. (OTCQB:HUWX), a premier developer of patented eco-friendly asphalt repair technology, and its subsidiary Dr. Pave, which uses that technology to permanently repair damaged Southern California roadways, has named Alexander Kramer as chief financial officer. Kramer starts June 10, 2014. The company has also completed a planned relocation of its corporate headquarters to Gardena, California.

Heatwurx Chief Executive Officer Dave Dworsky relocated and merged the company’s primary executive, sales, manufacturing and operations functions from Colorado to California earlier this year. The move brings the company’s full breadth of resources closer to the municipalities and commercial owners that Dr. Pave currently serves and supports future growth strategies. The addition of Kramer, a specialist in growing businesses in Southern California, completes the move and integration.

“Alex is a proven strategist who understands the opportunities and challenges that come with managing and growing a business in Southern California as well as serving customers on a national level,” Dworsky said. “As more and more cities and businesses realize the financial benefits of our permanent repair solution, we will rely on Alexander’s counsel to prepare for and support rapid growth.”

With more than 15 years’ experience in finance and management across the manufacturing, automotive, consumer power equipment and industrial power product sectors, Kramer will join the senior management team to provide strategy and oversight to financial operations, accounting, reporting and compliance.

“It’s an added bonus that much of his career has been based here in California helping develop growth-oriented business strategies for businesses and organizations on a local and international level,” added Dworsky.

Dr. Pave has successfully entered into pothole restoration contracts with a number of Southern California municipalities, including Long Beach and Redlands. Using Heatwurx designed infrared heat and asphalt processors, two-person Dr. Pave crews combine existing pavement with recycled materials to create a seamless, water-resistant, and permanent repair.

“As a long-time resident of Southern California, I share the frustrations of driving on our deteriorating roadways,” Kramer said. “When I saw a Dr. Pave crew complete a repair using Heatwurx equipment, I knew this was a special opportunity. The work we do will benefit millions of drivers while reducing the burden on taxpayers."

Joining a growing team of equipment developers, trained repair crews and sales staff with deep roots in both the asphalt repair business and in Southern California, Kramer will be responsible for managing Dr. Pave’s growth as a service provider and maintaining the capacity to develop and sell new Heatwurx technology. To ensure a smooth transition and relocation, outgoing CFO Allen Dodge, who is based in Colorado, will serve as a short-term advisor.

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Prior to joining Heatwurx, Kramer was a director at Millennium Capital, vice president of Finance & Accounting for VSI California, and headed the Trade Finance Group for American Honda Motor Co, all of which are based in Southern California. Additionally, he was CFO of the UWD Group in Tacoma, Wash. and was vice president international at the World Trade Center Association in Los Angeles. The Los Angeles Business Journal has named him among the state’s 25 Most Influential People in International Trade. Currently, Alex sits on the boards of several non-profits including The International Visitors Council of Los Angeles.

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About Heatwurx:
Headquartered in Gardena, California, HEATWURX® (OTCQB:HUWX) is the premier developer of eco-friendly preservation and repair equipment designed to outperform alternative methods of pavement repair. As worldwide demand for sustainability continues to increase, HEATWURX is committed to providing superior solutions that reduce consumption of raw materials by re-using existing asphalt, extending the life of asphalt pavements, and decreasing the costs of recurring repairs. A leader in the pavement preservation industry, HEATWURX is proud to be identified by the Technology Implementation Group (TIG) of the American Association of State Highway and Transportation Officials (AASHTO) as an additionally selected technology. For more information, visit www.heatwurx.com or call 800.532.1279.

About Dr. Pave:

Dr. Pave offers asphalt restoration services, utilizing eco-friendly and innovative HEATWURX asphalt repair technology. The HEATWURX method provides increased durability for any asphalt road or parking lot at a much lower cost than traditional repair methods. Its infrared heating system reheats existing asphalt to allow cracks and holes to seamlessly fuse together providing a water resistant and permanent repair. www.dr-pave.com

FORWARD-LOOKING INFORMATION

This press release contains forward-looking information with regard to the future operations of HEATWURX. The particular forward-looking information that is included in this press release that is not historical is subject to a number of risks and uncertainties, and actual results may differ materially. The actual results realized by HEATWURX could differ materially from the information included in this press release, depending in particular upon the risks and uncertainties described in the filings made by HEATWURX with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on this forward-looking information, which speak only as of the date hereof. HEATWURX undertakes no obligation to update or revise the information in this press release, whether as a result of new information, future events or circumstances, or otherwise.

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